UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

Comarco, Inc.

(Exact name of registrant as specified in its charter)

000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported, Comarco, Inc., through its wholly-owned subsidiary Comarco Wireless Technologies, Inc. (collectively, “we”, “our”, “Comarco”, “us”, or “the Company”) has been party to litigation with Chicony Power Technology, Co. Ltd. (“Chicony”).

On February 4, 2014, a jury returned a verdict in our favor and awarded us damages of approximately $10.8 million, offset by previously accrued liabilities of $1.1 million for a net award of approximately $9.7 million.

Because the award is subject to entry of final judgment and may be appealed, we will not recognize the award in our financial statements until the award is realized per applicable accounting standards. If and once realized, a portion of our award may be payable to our attorneys pursuant to an alternative professional fee arrangement. In addition, we may be entitled to reimbursement of attorney’s and other fees pending final judgment. Together, these matters may increase or decrease the net financial impact of this verdict on the Company.

If and once realized, we anticipate that the award will be used to reduce our accumulated deficit and provide us with a cash infusion. We continue to explore opportunities to expand, protect, and monetize our patent portfolio, and we look forward to the possibility of using a portion of the award to expand and accelerate these efforts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC.

Date: February 5, 2014	By:	/s/	THOMAS W. LANNI
Thomas W. Lanni President and Chief Executive Officer